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                                                                    EXHIBIT 9(C)

                            FUND ACCOUNTING AGREEMENT


                  AGREEMENT made this 27th day of April, 1998, between ALPINE EQUITY TRUST (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

                  WHEREAS, the Trust desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Trust, all as now or hereafter may be established from time to time (individually referred to herein as the "Fund" and collectively as the "Funds"); and

                  WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

                  1.       SERVICES AS FUND ACCOUNTANT.

                           (a) MAINTENANCE OF BOOKS AND RECORDS. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                                    (i)     Journals containing an itemized
                                            daily record in detail of all
                                            purchases and sales of securities,
                                            all receipts and disbursements of
                                            cash and all other debits and
                                            credits, as required by subsection
                                            (b)(1) of the Rule;

                                    (ii)    General and auxiliary ledgers
                                            reflecting all asset, liability,
                                            reserve, capital, income and expense
                                            accounts, including interest accrued
                                            and interest received, as required
                                            by subsection (b)(2)(I) of the Rule;

                                    (iii)   Separate ledger accounts required by
                                            subsection (b)(2)(ii) and (iii) of
                                            the Rule; and

                                    (iv)    A monthly trial balance of all
                                            ledger accounts (except shareholder
                                            accounts) as required by subsection
                                            (b)(8) of the Rule.



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                           (b)      PERFORMANCE OF DAILY ACCOUNTING SERVICES. In
                                    addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

                                    (i)     Calculate the net asset value per
                                            share utilizing prices obtained from
                                            the sources described in subsection
                                            1(b)(ii) below;

                                    (ii)    Obtain security prices from
                                            independent pricing services
                                            approved by the Trust's Board of
                                            Trustees, or if such quotes are
                                            unavailable, then obtain such prices
                                            from each Fund's investment adviser
                                            or its designee, as approved by the
                                            Trust's Board of Trustees;

                                    (iii)   Verify and reconcile with the Funds'
                                            custodian all daily trade activity;

                                    (iv)    Compute, as appropriate, each Fund's
                                            net income and capital gains,
                                            dividend payables, dividend factors,
                                            7-day yields, 7-day effective
                                            yields, 30-day yields, average
                                            annual returns and weighted average
                                            portfolio maturity;

                                    (v)     Review daily the net asset value
                                            calculation and dividend factor (if
                                            any) for each Fund prior to release
                                            to shareholders, check and confirm
                                            the net asset values and dividend
                                            factors for reasonableness and
                                            deviations, and distribute net asset
                                            values and yields to NASDAQ;

                                    (vi)    Report to the Trust the daily market
                                            pricing of securities in any money
                                            market Funds, with the comparison to
                                            the amortized cost basis;

                                    (vii)   Determine unrealized appreciation
                                            and depreciation on securities held
                                            in variable net asset value Funds;

                                    (viii)  Amortize premiums and accrete
                                            discounts on securities purchased at
                                            a price other than face value, if
                                            requested by the Trust;

                                    (ix)    Update fund accounting system to
                                            reflect rate changes, as received
                                            from a Fund's investment adviser, on
                                            variable interest rate instruments;

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                                    (x)     Post Fund transactions to
                                            appropriate categories;

                                    (xi)    Accrue expenses of each Fund
                                            according to instructions received
                                            from the Trust's Administrator;

                                    (xii)   Determine the outstanding
                                            receivables and payables for all (1)
                                            security trades, (2) Fund share
                                            transactions and (3) income and
                                            expense accounts;

                                    (xiii)  Provide accounting reports in
                                            connection with the Trust's regular
                                            annual audit and other audits and
                                            examinations by regulatory agencies;
                                            and

                                    (xiv)   Provide such periodic reports as the
                                            parties shall agree upon, as set
                                            forth in a separate schedule.

                           (c)      SPECIAL REPORTS AND SERVICES.

                                    (i)     Fund Accountant may provide
                                            additional special reports upon the
                                            request of the Trust or a Fund's
                                            investment adviser, which may result
                                            in an additional charge, the amount
                                            of which shall be agreed upon
                                            between the parties.

                                    (ii)    Fund Accountant may provide such
                                            other similar services with respect
                                            to a Fund as may be reasonably
                                            requested by the Trust, which may
                                            result in an additional charge, the
                                            amount of which shall be agreed upon
                                            between the parties.

                           (d) ADDITIONAL ACCOUNTING SERVICES. Fund Accountant shall also perform the following additional accounting services for each
                                    Fund:

                                    (i)     Provide monthly a download (and hard
                                            copy thereof) of the financial
                                            statements described below, upon
                                            request of the Trust. The download
                                            will include the following items:

                                            Statement of Assets and Liabilities,

                                            Statement of Operations,

                                            Statement of Changes in Net Assets,
                                            and

                                            Condensed Financial Information;


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                                    (ii)    Provide accounting information for
                                            the following:

                                            (A)      federal and state income
                                                     tax returns and federal
                                                     excise tax returns;

                                            (B)      the Trust's semi-annual
                                                     reports with the Securities
                                                     and Exchange Commission
                                                     ("SEC") on Form N-SAR;

                                            (C)      the Trust's annual,
                                                     semi-annual and quarterly
                                                     (if any) shareholder
                                                     reports;

                                            (D)      registration statements on
                                                     Form N-1A and other filings
                                                     relating to the
                                                     registration of shares;

                                            (E)      the Administrator's
                                                     monitoring of each Trust's
                                                     status as a regulated
                                                     investment company under
                                                     Subchapter M of the
                                                     Internal Revenue Code, as
                                                     amended;

                                            (F)      annual audit by the Trust's
                                                     auditors; and

                                            (G)      examinations performed by
                                                     the SEC.

                  2.       SUBCONTRACTING.

                           Fund Accountant may, at its expense, subcontract with
any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

                  3.       COMPENSATION.

                           The Trust shall pay Fund Accountant for the services
to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in the Omnibus Fee Agreement among Fund Accountant, BISYS Fund Services Ohio, Inc. and the Trust dated April 27, 1998.


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                  4.       [INTENTIONALLY OMITTED]

                  5.       EFFECTIVE DATE.

                           This Agreement shall become effective with respect to
a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

                  6.       TERM.

                           The initial term of this Agreement (the "Initial
Term") shall be for a period commencing on the Effective Date and ending on April 27, 1999. Thereafter, this Agreement shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 90 days prior to the expiration of the then-current term. Notwithstanding the foregoing, either party may terminate this Agreement, without penalty, during the Initial Term or any subsequent one-year term, upon the provision of 90 days written notice to the other party.

                           After such termination for so long as Fund
Accountant, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Trust, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements reasonably incurred for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                  7. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

                           Fund Accountant shall use its best efforts to insure
the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. A Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions


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taken or non-actions with respect to the performance of services under this
Agreement with respect to such Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to such Fund given or made to Fund Accountant by a duly authorized representative of the Trust; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant. Fund Accountant agrees to indemnify and hold harmless the Trust, its employees, agents, Trustees, officers and nominees from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out or in any way relating to Fund Accountant's bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement; provided, that, prior to confessing any claim against it which may be the subject of this indemnification, the Trust shall give Fund Accountant written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of the Trust.

                  8.       RECORD RETENTION AND CONFIDENTIALITY.

                           Fund Accountant shall keep and maintain on behalf of
the Trust all books and records which the Trust or Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

                  9.       UNCONTROLLABLE EVENTS.

                           Fund Accountant assumes no responsibility hereunder,
and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

                  10.      REPORTS.

                           Fund Accountant will furnish to the Trust and to its
properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports



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and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and, except as provided in
Section 7 hereof, Fund Accountant shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Trust.

                  11.      RIGHTS OF OWNERSHIP.

                           All computer programs and procedures developed to
perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

                  12.      RETURN OF RECORDS.

                           Fund Accountant may at its option at any time, and
shall promptly upon the Trust's demand, turn over to the Trust and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

                  13.      REPRESENTATIONS OF THE TRUST.

                           The Trust certifies to Fund Accountant that: (1) as
of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized unlimited shares, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.


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                  14.      REPRESENTATIONS OF FUND ACCOUNTANT.

                           Fund Accountant represents and warrants that: (1) the
various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Trust and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

                  15.      INSURANCE.

                           Fund Accountant shall promptly notify the Trust
should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall promptly notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

                  16. INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

                           The Trust has furnished to Fund Accountant the
                      following:

                           (a) Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                           (b)      Copies of the following documents:

                                    (i)     The Trust's Bylaws and any
                                            amendments thereto; and

                                    (ii)    Certified copies of resolutions of
                                            the Board of Trustees covering the
                                            approval of this Agreement,
                                            authorization of a specified officer
                                            of the Trust to execute and deliver
                                            this Agreement and authorization for
                                            specified officers of the Trust to
                                            instruct Fund Accountant thereunder.


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                           (c)      A list of all the officers of the Trust,
                                    together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                           (d)      Two copies of the Prospectuses and
                                    Statements of Additional Information for each Fund.

                  17.      INFORMATION FURNISHED BY FUND ACCOUNTANT.

                           (a) Fund Accountant has furnished to the Trust the following:

                                    (i)     Fund Accountant's Articles of
                                            Incorporation; and

                                    (ii) Fund Accountant's Bylaws and any
amendments thereto.

                           (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

                                    (i)     Approval of this Agreement, and
                                            authorization of a specified officer
                                            of Fund Accountant to execute and
                                            deliver this Agreement; and

                                    (ii)    Authorization of Fund Accountant to
                                            act as fund accountant for the Trust
                                            and to provide accounting services
                                            for the Trust.

                  18.      AMENDMENTS TO DOCUMENTS.

                           The Trust shall furnish Fund Accountant written
copies of any amendments to, or changes in, any of the items referred to in
Section 16 hereof upon such amendments or changes becoming effective.

                  19.      COMPLIANCE WITH LAW.

                           Except for the obligations of Fund Accountant set
forth in Section 8 hereof, the Trust assumes full responsibility for the preparation, contents and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

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                  20.      NOTICES.

                           Any notice provided hereunder shall be sufficiently
given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

                  21.      HEADINGS.

                           Paragraph headings in this Agreement are included for
convenience only and are not to be used to construe or interpret this Agreement.

                  22.      AMENDMENT AND ASSIGNMENT.

                           This Agreement may be modified or amended only by a
writing signed by each of the parties. This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

                  23.      GOVERNING LAW.

                           This Agreement shall be governed by and provisions
shall be construed in accordance with the laws of the State of Ohio.

                  24.      LIMITATION OF LIABILITY OF THE TRUSTEES AND
                           SHAREHOLDERS.

                           It is expressly agreed that the obligations of the
Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed all as of the day and year first above written.


                                             ALPINE EQUITY TRUST



                                             By:    /s/ Samuel A. Lieber
                                                  ------------------------


                                             BISYS FUND SERVICES, INC.



                                             By:    /s/ David Huber
                                                  ------------------------





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